Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement 333-257581 on Form S-1 of our report dated March 15, 2021, (May 17, 2021, as to the effects of the restatement discussed in Note 2) relating to the financial statements of Desktop Metal, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 12, 2021